Exhibit 99.1
American Industrial Partners Completes Acquisition of Avanos Medical, Inc.

NEW YORK and ALPHARETTA, Ga., July 27, 2026 /PRNewswire/ — American Industrial Partners (“AIP”), an operationally-oriented industrials investor, today announced the closing of the acquisition of Avanos Medical, Inc. (“Avanos” or the “Company”) by affiliates of investment funds advised by AIP in a transaction valued at approximately $1.272 billion.
Under the terms of the merger agreement, Avanos stockholders will receive $25.00 per share in cash for each share of common stock they own. With the completion of the transaction, the Company’s common stock will cease trading on the New York Stock Exchange and Avanos will become a private company.
Joel Rotroff, Partner at AIP, said, "We are excited to partner with Avanos to deliver a compelling platform for continued growth in the medical technology sector. We are confident that by leveraging AIP’s deep operational expertise and resources, Avanos will be in a strong position to build on its momentum and achieve long-term success."
“Avanos enters this next chapter with real momentum, and AIP is the right partner to help us build on it,” stated Dave Pacitti, Avanos CEO. “AIP’s operational depth means we can move faster on the innovation roadmap our teams have already put in motion and do it with the resources to match our ambition. I thank our employees for their continued dedication and commitment to providing solutions that enable patients to get back to what matters.”
Advisors
Sidley Austin LLP served as legal counsel, Ropes & Gray LLP served as financing counsel and Baker Botts LLP served as regulatory counsel to AIP.
J.P. Morgan Securities LLC served as lead financial advisor and Alston & Bird, LLP served as legal counsel to Avanos. UBS Investment Bank also served as a financial advisor to Avanos.
About American Industrial Partners
American Industrial Partners is an operationally oriented industrials investor with approximately $17.8 billion in assets under management. AIP seeks to achieve differentiated returns by investing in quality engineered products businesses with strong management teams and working with those teams to implement transformative Operating Agendas to build long-term value. The AIP team has deep roots in the industrial economy and has actively invested across three economic cycles. AIP has completed over 145

Exhibit 99.1
platform and add-on acquisitions and invests in all forms of corporate divestitures, management buyouts, recapitalizations, and going-private transactions of established businesses with sales greater than $500 million. Current AIP portfolio companies generate aggregate annual revenues of approximately $32 billion and employ 74,000+ employees as of March 31, 2026. www.americanindustrial.com
About Avanos Medical, Inc.
Avanos Medical, Inc. is a medical technology company focused on delivering clinically superior medical device solutions that will help patients get back to what matters. Headquartered in Alpharetta, Georgia, we are committed to addressing some of today's most important healthcare needs, including providing a vital lifeline for nutrition to patients from hospital to home, and reducing the use of opioids while helping patients move from surgery to recovery. Avanos develops, manufactures and markets its recognized brands globally and holds leading market positions in multiple categories across its portfolio. For more information, visit avanos.com and follow Avanos Medical on X (@AvanosMedical), LinkedIn and Facebook.
Contacts
American Industrial Partners Contact:
pro-AIP@prosek.com
Avanos Contacts
Investor Relations Contact:
Scott Galovan, Avanos Medical, Inc., Investor.Relations@Avanos.com
Media Contacts:
Katrine Kubis, Avanos Medical, Inc., CorporateCommunications@Avanos.com
Or
Andy Brimmer / Joseph Sala / Catherine Simon
Joele Frank, Wilkinson Brimmer Katcher
Avanos-JF@joelefrank.com
212-355-4449